EXHIBIT 23

[KPMG LOGO]

Chartered Accountants

P.O. Box 493 GT, Century Yard Grand Cayman, Cayman Islands	Telephone + 1 346 949-4800 Telefax + 1 345 949-7164	E-Mail kpmg@kpmg.ky Website www.kpmg.ky

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation of our report dated March 18, 2003, except for notes 2, 8 and 21 which are dated June 11, 2003 with respect to the consolidated balance sheets of Consolidated Water Co. Ltd. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which report appears in the December 31, 2002 annual report on Form 10-K of Consolidated Water Co. Ltd., as amended.

/s/ KPMG

George Town
Cayman Islands
March 18, 2003, except for notes 2, 8 and 21
which are dated June 11, 2003.